Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TEXTURA CORPORATION

Textura Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly called and convened pursuant to the terms and provisions of the DGCL, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation.

1. A new Section (10) is added to the end of Section B of Article IV of the Certificate of Incorporation, which shall read in its entirety as follows:

“(10)  Completion of Public Offering.  This Section B of this Article IV shall be of no further force or effect from and after the completion of a Public Offering.”

2. A new Section (4) is added to the end of Section A of Article V of the Certificate of Incorporation, which shall read in its entirety as follows:

“(4)  This Section A of this Article V shall be of no further force or effect from and after the completion of a Public Offering.”

3. Article VI of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“Article VI

Subject to the terms of any series of Preferred Stock permitting the holders of such series to act by written consent, any action required or permitted to be taken by the Corporation’s stockholders must be taken at an annual or special meeting of the Corporation’s stockholders and may not be effected by written consent in lieu of a meeting.”

4. Articles IX, X and XI of the Certificate of Incorporation are hereby amended to read in their entirety as follows:

“Article IX

A.                                    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors need not be elected by written ballot unless the bylaws of the Corporation so provide.

B.                                    The number of directors constituting the Board of Directors shall be that number, not less than three, as shall be fixed solely by resolution of the Board of Directors.

C.                                    The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 2014; each initial director in Class II shall hold office until the annual meeting of stockholders in 2015; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2016.  The Board of Directors is authorized to make the initial designation of directors to each class.

D.                                    In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

E.                                     Each director shall serve until the annual meeting of stockholders for the year in which his term expires and until his successor is duly elected and qualified, subject, however, to his earlier death, resignation or removal.  Subject to the rights of the holders of one or more series of Preferred Stock, should a vacancy occur or be created, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, such vacancy shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

F.                                      Subject to the rights of the holders of one or more series of Preferred Stock, a director may be removed from office by the Corporation’s stockholders only for cause.

Article X

A.                                    To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided; however, that nothing contained in this Article X shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section

174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

B.                                    The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Corporation from and against any and all of expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with the matters referred to in or covered by Section 145 of the DGCL.

C.                                    The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 20 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of such person’s service or status as a director or officer of the Corporation, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such costs and expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation.

D.                                    The indemnification and right to advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person

E.                                     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article X permit the indemnification and advancement of expenses of directors and officers of the Corporation.

F.                                      Any repeal or modification of this Article X shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

Article XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter permitted by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.  Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article VI, Article IX, this Article XI, Article XII, Article XIII or Article XIV (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).”

5. The Certificate of Incorporation is hereby amended to add the following Articles XII, XIII and XIV which shall read in their entirety as follows:

“Article XII

Special meetings of the Corporation’s stockholders (i) may be called by the Chairman of the Board or the Chief Executive Officer of the Corporation or by the Secretary of the Corporation at the direction of the Board of Directors and (ii) subject to the provisions of the bylaws, shall be called by the Secretary of the Corporation upon written request from record holders of at least 25% of the outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting.  Any such request shall be filed with the Secretary of the Corporation and otherwise made in accordance with, and subject to, all applicable provisions of the bylaws.  Subject to the rights of the holders of any shares of Preferred Stock, special meetings of the Corporation’s stockholders may not be called by any other person or persons.

Article XIII

Any merger or consolidation of the Corporation with or into another entity that under the DGCL requires approval by the stockholders of the Corporation shall require, in addition to any affirmative vote of the stockholders of the Corporation specified by law or by any other Article of this Certificate of Incorporation, the affirmative vote of holders of not less than 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote on such merger or consolidation, voting together as a single class.

Article XIV

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or bylaws or (v) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (v) above, any claim as to which the Court of

Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  Any person or entity purchasing or otherwise acquiring any interest in shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIV.”

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon have given their written consent to said amendments in accordance with the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf on this             day of                    , 2013.

TEXTURA CORPORATION

By:
Name:
Title: